Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement") is made and entered into effective as of December 2, 2013 (“Effective Date”), by and between Development Capital Group, Inc., a Florida corporation ("Company") and Lindsay Capital Corp. (“Consultant”).

RECITALS

WHEREAS, Consultant has certain experience as a business consultant in helping organizations to improve their performance, primarily through the analysis of existing organizational problems and the development of plans for the improvement of the organization (the “Consulting Services”); and

WHEREAS, the Company desires to retain Consultant’s for such Consulting Services to improve the overall performance of the Company by the implementation of such plans that are to be developed by Consultant over the Term.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.	CONSULTING SERVICES.

During the term of this Agreement, Consultant shall act as the Company’s non-exclusive advisor providing the Consulting Services, and shall report directly to the Company’s President.

2.	TERM

This Agreement shall be in full force and effect commencing upon the Effective Date and shall continue until December 31, 2014 (the “Term”).  After the end of the Term, this Agreement shall be null and void and of no further effect, except as to such terms hereunder that survive.

3.	TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary in order to perform their respective obligations hereunder in providing the Consulting Services. The Company understands that this amount of time may vary and that the Consultant may perform the same type of consulting services for other companies.

4.	PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most of the Consulting Services in accordance with this Agreement at Consultant's offices, or at such other place(s) as necessary to perform these services in accordance with this Agreement.

5.	COMPENSATION

a.           On January 1, 2014, the Company shall have issued and delivered to Consultant a certificate for five hundred thousand (500,000) shares of restricted common stock which shall account as the compensation paid to Consultant for the Consulting Services rendered over the Term.  Such shares shall be delivered to Consultant as duly and validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or other similar rights (the “Shares”).  The Shares shall not be registered, and therefore such securities shall be issued in accordance with the exemption from registration provided by Regulation S of the Securities Act of 1933, as amended (the “Act”).

b.           The Consultant represents and warrants to Company that is a non-US Person as defined in Regulation S of the Act.

6.	INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement.

7.	CONFIDENTIAL INFORMATION

Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep, all, such information, secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing party's prior written consent.  It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8.	INDEMNIFICATION

Company shall indemnify and hold Consultant harmless from any and all liabilities and obligations arising from conduct and activities of the Company, including any allegation of infringement or violation of any third-party intellectual property rights.

9.	COVENANTS OF CONSULTANT

Consultant covenants with the Company that, in performing Consulting Services under this Agreement, Consultant will comply with all federal and state laws, and shall comply with all provisions of Regulation S of the Act in connection with resale of the Shares.

10.	MISCELLANEOUS

A.          If either party to this Agreement brings an action on this Agreement, the prevailing party shall be entitled to reasonable expenses, including, but not limited to, attorneys’ fees and expenses and court costs.

B.           This Agreement shall inure to the benefit of the parties hereto, their administrators and successors in interest. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party.

C.           This Agreement contains the entire understanding of the parties and supersedes all prior agreements between them.

D.           This Agreement shall be constructed and interpreted in accordance with and the governed by the laws of the State of Florida.

E.           No supplement, modification or amendment of this Agreement shall be binding unless, executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in. writing by the party making the waiver.

F.           If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised apart hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the parties hereto have placed their signatures hereon as of the Effective Date.

DEVELOPMENT CAPITAL GROUP, INC. a Florida corporation

/s/Joseph Ricard
By:	Joseph Ricard
Its:	President

LINDSAY CAPTIAL CORP. c/o CEC, HSBC House, 68 West Bay Road George Town Grand Cayman KY 1-1204 Cayman Islands

/s/Oliver Lindsay
By:	Oliver Lindsay
Its:	President